Exhibit 99.1

Foamix Announces Issuance of New U.S. Patent for Compositions
Combining a Retinoid and a Tetracycline Antibiotic

REHOVOT, Israel, and BRIDGEWATER, NJ, November 7, 2019 – Foamix Pharmaceuticals Ltd. (Nasdaq: FOMX) (“Foamix” or the “Company”), a specialty pharmaceutical company, announced today that the U.S. Patent and Trademark Office has issued U.S. Patent No. 10,463,742, reciting waterless compositions comprising a retinoid and a tetracycline antibiotic, as well as methods of using those compositions in treating dermatological disorders. This newly issued patent, which expires in 2030, is the latest U.S. patent to be issued to Foamix in connection with Foamix’s drug development programs for treating acne vulgaris.

“We are delighted with the addition of this new patent, which provides additional coverage for our combination product candidate, FCD105, a topical foam for moderate-to-severe acne with a retinoid and minocycline,” said David Domzalski, Chief Executive Officer of Foamix.  “The patent demonstrates our continued development of our patent portfolio and our commitment to innovation in dermatology.”

About Foamix Pharmaceuticals

Foamix is a specialty pharmaceutical company working to solve some of today’s most difficult therapeutic challenges in dermatology and beyond.

With expertise in topical medicine innovation as a springboard, the Company is working to develop and commercialize solutions that were long thought impossible, including the world’s first topical minocycline, AMZEEQ. Its proprietary Molecule Stabilizing Technology (MST™) is utilized in the Company’s dermatology products and in other products currently in development: FMX103 for the potential treatment of moderate to severe papulopustular rosacea and FCD105 for the potential treatment of moderate to severe acne.

Foamix is a different type of specialty pharmaceutical company by design, driven to see the solutions, overcome barriers in all aspects of business, and reimagine what’s possible for conditions with high unmet needs.

Foamix uses its website as a channel to distribute information about Foamix and its product candidates from time to time. Foamix may use its website to comply with its disclosure obligations under Regulation FD. Therefore, investors should monitor Foamix’s website in addition to following its press releases, filings with the Securities and Exchange Commission, public conference calls, and webcasts. For more information, visit www.foamix.com.

Corporate Contact:
Ilan Hadar, CFO
Foamix Pharmaceuticals Ltd.
+972-8-9316233
ilan.hadar@foamixpharma.com

Media Relations:
Vusi Moyo
Zeno Group
312-396-9703
vusi.moyo@zenogroup.com

U.S. Investor Relations:
Joyce Allaire
LifeSci Advisors, LLC
646-889-1200
jallaire@lifesciadvisors.com